Exhibit 1.1

RESTATED ARTICLES OF ASSOCIATION

on 16 April 2020

1. Name - duration - registered office - object

ARTICLE 1: Name.

The company has the legal form of a public limited company and is named “MATERIALISE”.

It is a company which makes or has made a public offering.

ARTICLE 2: Duration.

The company is established for an indefinite period, starting on 28 June 1990.

Except in the case of legal dissolution, the company may only be dissolved by the extraordinary general meeting, taking the requirements for amendments to the articles of association into account.

ARTICLE 3: Registered office.

The company’s registered office is established in 3001 Heverlee, Technologielaan 15.

The registered office may be transferred within the Dutch language area or to the Brussels language area of Belgium without any amendment to the articles of association, following a decision by the Board of Directors. Such decision shall be published.

Furthermore, the Board of Directors shall be authorized to record the amendment to the Articles of Association resulting from the transfer of the registered office by notarial deed.

ARTICLE 4: Object.

The company’s object is as follows: the research, development and commercialization of additive manufacturing and related technologies and all related service, engineering and holding activities. All these activities should be interpreted in the broadest sense.

The company acts for its own account, on consignment, on commission, as an intermediary or as an agent.

The company also has the following additional object:

•

the purchase, sale, exchange, construction, renovation, commercialization, furnishing, exploitation, letting, sub-letting, management, maintenance, parcelling, horizontal division and placement under compulsory co-ownership, leasing, prospection and promotion in any form of all immovable property or immovable property rights.

•

Investing in, subscribing to, taking over, placing, purchasing, selling and trading all securities issued by Belgian or foreign companies, whether or not in the form of commercial companies, administrative offices, institutions and associations, as well as managing these investments and participations;

•

providing advice, management and any other services to all affiliated companies or companies in which the company has a participating interest, in its capacity as director, liquidator or otherwise, as well as running or exercising control over these companies.

It may, either in cash or in kind, by means of a merger, subscription, participation, financial intervention or in any other way, acquire an interest in all existing companies or companies to be incorporated, whether in Belgium or abroad, with an identical or similar object or an object related to its own, or which is likely to promote the realization of its object.

In general, the company may perform all acts of a civil and commercial, movable, immovable, industrial nature which are directly or indirectly, whether in whole or in part, related to its object.

2. Capital

ARTICLE 5: Capital and shares

The registered capital amounts to three million sixty-seven thousand seven hundred and seventy-two cents (3,067,700.72 EUR), represented by fifty-three million one hundred ninety-four thousand two hundred and sixty-three (53,194,263) shares, without designation of nominal value, each representing an equal share in the capital.

The capital has been subscribed to and paid up in full and unconditionally.

ARTICLE 6: Authorized capital

a) By decision of the general meeting of shareholders of 23 April 2014, which will enter into force on the day of publication of the decision in the Annexes to the Belgian Official Gazette, the Board of Directors was granted the authority to increase the share capital in one or more rounds up to a maximum total amount equal to the amount of the share capital after the confirmation of the realization of the “First Capital Increase”, as referred to in the second decision of the general meeting of shareholders held on 23 April 2014 (the “First Capital Increase”).

The Board of Directors may only exercise the powers granted to it for a period of five (5) years from the publication of this authorization in the Annexes to the Belgian Official Gazette.

This authorization may be renewed in accordance with the applicable legal conditions.

On 5 March 2015, the Board of Directors of the company decided to increase the company’s registered capital within the framework of the authorized capital, by an amount of four thousand six hundred and twenty-six euros and fifty cents (4,626.50 EUR), thereby increasing the available amount of the authorized capital to two million seven hundred and ten thousand eight euros and thirty-three cents (2,710,008.33 EUR).

On 18 December 2015, the Board of Directors of the company also decided to increase the capital within the framework of the authorized capital, under the suspensive condition of full or partial exercise of the previously issued one million four hundred thousand (1,400,000) “Warrants 2015”, and determined that the authorized capital may not be used for an amount of eighty thousand seven hundred and thirty-eight euros (80,738 EUR), i.e. the maximum amount of the aforementioned capital increase (excluding the issue premium) as long as the capital increase resulting from the exercise of the aforementioned warrants has not been confirmed and/or the period within which they can be exercised has not expired.

On 18 July 2018, the Board of Directors of the company decided to increase the company’s registered capital within the framework of the authorized capital, which on 26 July 2018 was fixed at an amount for the capital increase of one hundred and seventy-three thousand and nine euros and nineteen cents (173,009.19 EUR), which resulted in an increase in the available amount of the authorized capital to two million four hundred and fifty-six thousand two hundred and sixty-thirds euros and fourteen cents (2,456,261.14 EUR).

On 19 July 2018, the Board of Directors of the company decided to increase the company’s registered capital within the framework of the authorized capital for an amount of one hundred and twelve thousand six hundred and thirty-six euros twenty cents (EUR 112,636.20), which resulted in an increase in the available amount of the authorized capital to two million three hundred and forty-three thousand six hundred and twenty-four euros and ninety-four cents (2,343,624.94 EUR).

On 18 July 2018, the Board of Directors of the company decided to increase the company’s registered capital within the framework of the authorized capital, which on 27 July 2018 was fixed at an amount for the capital increase of twenty-five thousand nine hundred and fifty-three euros and thirty-eight cents (25,951.38 EUR), which resulted in an increase in the available amount of the authorized capital to two million three hundred and seventy-seven thousand six hundred and seventy-three euros and fifty-six cents (2,317,673.56 EUR).

b) The capital increases decided upon pursuant to this authorization may take place in accordance with the conditions to be determined by the Board of Directors, including:

•	by means of contributions in cash or in kind within the limits permitted by the Belgian Company Code,

•	through a conversion of reserves and share premiums,

•	with or without the issue of new securities,

•	through the issue of shares, with or without voting rights,

•	through the issue of convertible bonds, whether subordinated or not,

•	through the issue of warrants (free of charge or at a certain issue price),

•	through the issue of bonds to which warrants or other securities are attached,

•	through the issue of other securities, such as shares under a stock option plan.

c) In accordance with article 606 of the Belgian Company Code, the Board of Directors is not allowed to use its authority for capital increases (i) by means of contributions in kind exclusively by a 10% shareholder, (ii) issuance below fractional value, (iii) issuance of warrants mainly intended for one or more specific persons, other than employees.

d) In the event of a public takeover bid for securities issued by the company, the Board of Directors shall also have a specific authorization to increase the capital in any form whatsoever, including a capital increase in which the shareholders’ preferential subscription right is restricted or suspended, under the conditions provided for in article 607 of the Belgian Company Code.

This authorization is granted for a period of three (3) years, starting from the extraordinary general meeting of shareholders held on 23 April 2014.

This authorization may be renewed for the same period by a decision of the general meeting made in accordance with the rules set for the amendment of the articles of association.

The capital increases decided upon in the context of this authorization shall be imputed to the remaining part of the authorized capital as referred to in paragraph (a).

e) Any issue premiums payable upon subscription to a capital increase within the framework of the authorized capital shall be credited by the Board of Directors to an unavailable “Issue premiums” account, which shall serve as a guarantee for third parties to the same extent as the authorized capital and which, except for the possibility to convert this reserve into capital, may only be disposed of by a decision of the general meeting of shareholders deliberating in accordance with the rules which apply for amendments to the articles of association.

f) The Board of Directors shall also be authorized to restrict or cancel the preferential subscription right in the interest of the company. It may do this for the benefit of one or more specific persons, even if they are not employees of the company or its subsidiaries, provided that, including upon the issue of warrants, compliance with the relevant legal provisions is ensured. It may also decide, as appropriate, to give priority to the existing shareholders during the allocation of new shares.

g) The Board of Directors has the power, with the possibility of subrogation, to amend the articles of association of the company in order to align them with decisions on capital increases within the framework of the authorized capital.

ARTICLE 7: Capital increase - preferential subscription right.

a) Subject to the possibility of a capital increase within the framework of authorized capital by decision of the Board of Directors, an increase in the share capital can only be decided upon by an extraordinary general meeting before a notary public, in accordance with the provisions of the Belgian Company Code.

b) For each capital increase by means of a contribution in cash, the shareholders shall have a preferential subscription right in accordance with Article 592 et seq. of the Belgian Company Code and the new shares, convertible bonds and warrants shall first be offered to the shareholders in proportion to the part of the capital represented by their shares.

The period during which the preferential subscription right may be exercised shall be determined by the general meeting of shareholders or, as applicable, by the Board of Directors, and may not be less than fifteen days from the date on which the subscription is opened.

The Board of Directors may decide that the total or partial non-use by the shareholders of their preferential subscription rights shall increase the proportional share of the shareholders who have already exercised their preferential subscription rights; it shall also decide on the subscription procedure. The Board of Directors shall also have the right, upon such terms as it shall determine, to conclude all agreements to ensure the subscription to all or part of the shares to be issued.

If a share is encumbered with a usufruct, the preferential subscription right shall belong to the usufructuary, unless otherwise agreed. The newly acquired shares, convertible bonds and warrants shall be fully owned by him, subject to a possible fee paid to the bare owner for exercising the preferential subscription right.

In the case of pledged shares, the preferential subscription right shall exclusively belong to the owner-pledger.

In the interest of the company and with due observance of the relevant legal requirements, the general meeting of shareholders and, within the framework of the authorized capital, the Board of Directors, may restrict or cancel the preferential subscription right.

c) The general meeting of shareholders, or the Board of Directors within the authorized capital, as appropriate, may decide to increase the capital in favour of its employees, subject to the provisions of Article 609 of the Belgian Company Code.

d) In the event that a capital increase includes any contribution in kind, an auditor or statutory auditor shall draw up a report in addition to a special report of the Board of Directors, and the provisions of Article 602 of the Belgian Company Code shall continue to apply. This contribution must be paid up in full immediately.

e) A capital increase can also be realized through the conversion of reserves. The extraordinary general meeting may grant the Board of Directors the power to increase the capital within the limits of the authorized capital through the conversion of reserves.

f) If the new shares are issued with an issue premium, it must be paid up in full upon subscription of the shares.

ARTICLE 8: Capital reduction

A decision to reduce the capital can be made in accordance with the relevant legal provisions.

3. Shares and other securities

ARTICLE 9: Nature of the securities

The shares and other securities of the company are and will always remain registered shares. They shall bear a serial number.

A register is kept at the registered office of the company for each class of registered securities, either in original physical form or in electronic form in accordance with the applicable legislation. The ownership of registered securities is determined by an entry in the register. If so requested, certificates of these subscriptions shall be issued to the holders of the securities.

ARTICLE 10: Unpaid or partially paid shares—obligation to pay up

The obligation to pay up a share is unconditional and indivisible.

If shares which have not been paid up in full are jointly owned by several persons, each one of them shall be liable for the payment of the entire amount of the duly called payments due.

Additional contributions or full payment are requested by the Board of Directors at a time to be determined by the Board of Directors. The shareholders are notified by a letter sent by registered post, which shall mention the bank account to which payment must be made by wire transfer or deposit, with the exclusion of all other methods of payment. The shareholder shall be deemed in default when the time limit specified in the notice has expired and interest shall be payable to the company at the statutory rate fixed at that time, plus two percentage points.

As long as the called payments due for a share have not been made in accordance with this provision, the exercise of the rights related thereto shall be suspended.

Early payments on shares may not be made without the prior consent of the Board of Directors.

ARTICLE 11: Indivisibility of shares

The securities are indivisible vis-à-vis the company.

If a security belongs to several owners, or if several persons are entitled to a security, they may exercise the rights attached to such securities only through a joint representative.

The company may suspend the exercise of the rights attached to it until a single person has been appointed as the owner of the security vis-à-vis the company or as their joint representative.

All convocation notices, notifications and other notices served by the company to the different persons entitled to a single security shall be validly and exclusively given, as the case may be, either to the person designated as the owner vis-à-vis the company or to the designated joint representative.

ARTICLE 12: Successors

The rights and obligations shall remain attached to a security, regardless of its ownership.

The heirs, creditors or other successors of the shareholder may not interfere with the management of the company, nor cause any seals to be affixed to the goods and valuables of the company, nor claim the liquidation of the company and the distribution of its equity.

They shall act in compliance with the company’s financial statements for exercising their rights and shall observe the decisions of the general meeting.

ARTICLE 13: Bonds, warrants and other financial instruments granting rights to shares

The company may issue mortgage or other bonds by decision of the Board of Directors, which will determine the terms of the issue.

The issue of convertible bonds or bonds redeemable in shares, warrants or other financial instruments which will eventually entitle the holder to shares may be decided upon by the general meeting of shareholders or by the Board of Directors within the framework of the authorized capital.

The holders of bonds or warrants have the right to attend the general meeting of shareholders, but only in an advisory capacity.

3. Acquisition and disposal of own securities

ARTICLE 14: Acquisition and disposal of own securities

a) By decision of the general meeting of shareholders of 23 April 2014, the Board of Directors was authorized, in accordance with article 620 et seq. of the Belgian Company Code and within the limits specified in this article, to acquire its own shares at a price per share that may not be lower than 80%, and not higher than 120% of the average closing prices of the American Depository Shares representing the shares of the company during a period of 30 calendar days prior to either the date of purchase or the date of announcement thereof.

This authorization shall also apply to the acquisition of the company’s shares by one of its directly controlled subsidiaries, as referred to in and within the limits of article 627 of the Belgian Company Code.

Any offer to acquire the company’s shares must be made to all shareholders under the same conditions, in accordance with Article 620, 1st paragraph, 5th section of the Belgian Company Code.

This authorization shall be valid for a period of five years from the date of the First Capital Increase.

This authorization may be extended by a decision of the general meeting and in accordance with the provisions of the Belgian Company Code.

b) By decision of the general meeting of shareholders of 23 April 2014, the Board of Directors was also authorized to dispose of the company’s own shares at a price determined by the Board of Directors.

This authorization is not limited in time.

This authorization also applies to the disposal of the company’s shares by one of its direct subsidiaries in accordance with Article 627 of the Belgian Company Code.

c) Lastly, by decision of the general meeting of shareholders of 23 April 2014, the Board of Directors was authorized, without further decision by the general meeting of shareholders and in accordance with the provisions of the Belgian Company Code, to acquire or dispose of the company’s shares, when such acquisition or disposal is necessary to prevent serious imminent harm to the company.

This authorization is granted for a period of three years, starting from the publication of this authorization in the Annexes to the Belgian Official Gazette. This authorization may be extended for periods of three years by a decision of the general meeting and in accordance with the provisions of the Belgian Company Code.

4. Management and representation

ARTICLE 15: Appointment—Dismissal—Vacancy—Publication

a) The Board of Directors of the company shall consist of at least seven (7) and no more than eleven (11) directors, and at least three (3) directors must be independent directors (within the meaning of Article 526ter of the Belgian Company Code).

b) As long as all the voting rights attached to the shares controlled by each of the Family Shareholders, whether directly or indirectly and jointly or otherwise, represent 20% or more of all voting rights attached to all outstanding shares of the company, a maximum of six (6) directors shall, upon the simple request of a Family Shareholder, only be appointed on the nomination of a majority of all Family Shareholders who directly or indirectly control at least 3% of the voting rights attached to the shares of the company on the date of the appointment. The number of candidates on the nomination list of the Family Shareholders must be higher than the number of vacancies to be filled which are subject to the nomination right. If a director appointed on the nomination of the Family Shareholders resigns or is dismissed, his vacancy may only be filled by a candidate nominated by the majority of the other directors appointed on the nomination of the Family Shareholders, if any.

For the purposes of this Article, “Family Shareholders” shall include the following persons: Wilfried Vancraen, Hilde Ingelaere and their relatives in the first degree in descending line.

c) When a legal entity is appointed as a director, it must appoint a permanent representative among its shareholders, managers, directors, members of the management committee or employees, who will be charged with the execution of the assignment in the name of and on behalf of the legal entity-director.

d) The directors are appointed by the general meeting of shareholders.

In any case, the duration of their assignment may not exceed the maximum legal term of six (6) years.

Their assignment shall end when the general meeting of shareholders or the meeting of the Board of Directors deciding on their replacement is closed.

The directors can be dismissed by the general meeting of shareholders at all times.

Retiring directors are eligible for reappointment.

e) When a director’s office becomes vacant, the remaining directors have the right to fill the vacancy in a provisional manner, under the conditions provided for by law and in compliance with the abovementioned nomination scheme. The subsequent general meeting of shareholders shall then decide on the definitive appointment. The newly appointed director shall complete the term of the person he replaces.

f) The Chairman of the Board of Directors will be elected by the Board of Directors.

g) The appointment of the members of the board and the termination of their office shall be published by submitting an extract from the decision at the Registrar’s Office of the Commercial Court in the company file, and a copy thereof for publication in the Annexes to the Belgian Official Gazette. These documents shall in any event specify whether the persons representing the company each bind the company individually, jointly or as a body.

ARTICLE 16: Convocation of the Board of Directors

a) the Board of Directors shall be convened by its chairman as often as required in the interest of the company, and shall meet within fourteen days following a request to that effect from two directors or from the managing director.

If the Chairman has not convened the Board of Directors within the abovementioned period of fourteen days following the request of the directors or of the managing director to convene the Board of Directors, the requesting directors or the requesting managing director may validly convene the Board of Directors

b) The convocation notices shall state the place, date, time and agenda of the meeting and shall be sent by letter, fax or other written, possibly electronic, means at least two (2) working days before the meeting.

c) Each general meeting shall be held at the registered office of the company or in any other location in Belgium, as specified in the convocation notice.

d) The regularity of the convocation cannot be disputed if all directors are present or validly represented.

ARTICLE 17: Meeting of the Board of Directors

a) The Board is presided by the Chairman or, in his absence, by the Vice-Chairman (if one has been appointed) or by the oldest of the directors present at the meeting.

b) The Board of Directors may only validly deliberate and decide if at least a majority of its members are present or represented at the meeting.

c) Directors who are unable to be present in person at the meeting may participate in the deliberations and vote through telecommunication tools such as telephone or videoconference, on the condition that all participants in the meeting can communicate directly with all other participants. The persons who participate in a meeting by such technical means shall be considered to be present in person at this meeting.

d) Each director may grant a proxy to another director to represent him at a specific meeting. Such a proxy must be given in the form of a power of attorney bearing the signature of the director, which may be a digital signature as defined in article 1322, 2nd paragraph of the Belgian Civil Code, and which must be notified to the Board of Directors by simple letter, fax or any other means of written, possibly electronic, communication. A director may represent several colleagues of the Board of Directors.

e) Decisions are made by a simple majority of the votes.

f) Minutes are kept of the decisions made by the Board of Directors. They are signed by the Chairman and, in his absence, by the director chairing the meeting and at least a majority of the board members present at the meeting.

Copies and extracts shall be signed by two directors or by one managing director.

g) In exceptional cases, in the event of urgency that requires a decision in the interest of the company, decisions of the Board of Directors can be made by unanimous written consent of the directors. This is not possible for the adoption of the financial statements and the use of the authorized capital.

ARTICLE 18: Salary

Without prejudice to the reimbursement of their expenses, the directors may be granted a fixed remuneration, the amount of which shall be determined each year by the general meeting and shall be at the charge of the general budget of the company. In addition, the general meeting may grant them a profit-related directors’ fee from the available profit for the financial year.

ARTICLE 19: Conflicts of interest

a) If a director has a direct or indirect financial interest which conflicts with a decision or transaction within the authority of the Board of Directors, the requirements of Article 523 of the Belgian Company Code must be observed by the relevant director, as well as by the Board of Directors in its deliberations and decision-making.

b) If several directors have such an interest, and applicable law forbids them to participate in the deliberation or vote on the relevant topic, the remaining directors shall have the authority to make a valid decision, even if half of the directors are no longer present or represented in this circumstance.

ARTICLE 20: Internal governance—Restrictions—Delegation of powers

a) The Board of Directors is authorized to take any action which is required or useful to pursue the company’s object, with the exception of the activities assigned exclusively to the general meeting by law.

b) Without prejudice to the obligations arising from collegial management, in particular with respect to consultation and supervision, the directors may distribute the management tasks among themselves. Such division of tasks shall not be enforceable against third parties.

c) The Board of Directors may establish a management committee, whose members may be chosen among the directors or otherwise.

It shall define the powers of this committee, organize its operation and determine the remuneration of its members, which will be at the charge of the general budget.

d) The Board of Directors may establish one or more advisory committees under its responsibility. The Board of Directors shall define their composition, tasks and functioning. The members of such committees are appointed by the Board of Directors, which shall also determine the conditions of their appointment, dismissal, remuneration and the duration of their mandate.

d) The Board of Directors may delegate day-to-day administration of the company to:

•	the management committee, if one is established;

•	one or more members of the Board of Directors, who shall be referred to as the managing director(s)

ARTICLE 21: External powers of representation

a) The Board of Directors shall represent the company as a body in and out of court. It shall act through the majority of its members.

Notwithstanding the general representation powers of the Board of Directors as a body, the company shall also be represented in and out of court by two directors acting jointly, of which at least one director is appointed from the list of candidates nominated by the Family Shareholders.

b) With respect to the powers granted to the management committee, the company shall be validly represented in and out of court by two members of the management committee acting jointly.

c) The company shall also be represented in day-to-day administration, both in and out of court:

•	either by one or more representatives entrusted with day-to-day administration, acting individually or jointly in accordance with the delegation decision of the Board of Directors;

•	or in the manner determined by the Board of Directors, when the management committee has been entrusted with day-to-day administration.

ARTICLE 22: Special powers of attorney

The Board of Directors or the directors representing the company may appoint attorneys-in-fact of the company. Only special and limited powers of attorney for a specific legal act or a series of specific legal acts shall be permitted. The proxy holders shall bind the company within the limits of the authority granted to them, without prejudice to the responsibility of the directors in the event of excess of power of attorney.

ARTICLE 23: Responsibility of the directors

The directors are not personally bound by the commitments of the company. The directors shall be responsible vis-à-vis the company and vis-à-vis third parties for any shortcomings in their management, in accordance with the applicable provisions of the Belgian Company Code.

5. Supervision

ARTICLE 24: Appointment—authority and remuneration of the auditor

If necessary, one or more auditors shall be appointed to audit the company. They are appointed by the general meeting for a renewable term of three years. Under penalty of damages, they may only be dismissed for legal cause during their mandate by the general meeting.

If there is no obligation for the company to appoint an auditor, each shareholder shall individually have the investigation and audit powers of an auditor.

The remuneration of the auditor shall consist of a fixed amount, which is determined by the general meeting at the start of their mandate, without prejudice to Article 134 of the Belgian Company Code. It may be amended only by agreement of the Parties. Apart from this remuneration, the auditor may not receive any benefit, in whatever form, from the company.

6. General meeting

ARTICLE 25: Ordinary, special and extraordinary general meetings

a) The ordinary general meeting of shareholders, which is referred to as the annual meeting, shall be convened each year on the first Tuesday of the month of June at 10 am. If this day is a public holiday, the meeting will be held on the subsequent working day (excluding Saturdays) at the same time.

b) A special general meeting may be convened at all times to deliberate and decide on any matter which is within its competence and which does not involve any amendment to the Articles of Association.

c) An extraordinary general meeting may also be convened at all times to deliberate and decide on any amendment to the Articles of Association, in the presence of a notary.

d) The general meetings shall be held at the registered office of the company or in any other location, as specified in the convocation notice.

ARTICLE 26: Convocation

a) The Board of Directors and any possible auditor may convene both an ordinary general meeting (annual meeting) and a special or extraordinary general meeting. They must convene the annual meeting on the date determined by the articles of association. The Board of Directors and any auditor shall be obliged to convene a special or extraordinary meeting if one or more shareholders who individually or jointly represent one fifth of the share capital so request.

Such a request must be sent by registered letter to the registered office of the company; it must state the agenda items on which the general meeting has to deliberate and decide.

The notice convening the general meeting to be held must be given within three weeks of the request.

Other items may be added to the agenda items specified by the shareholders in the notice convening the meeting.

b) The notices convening the general meetings shall state the agenda and shall be communicated at least fifteen (15) days in advance, to the holders of shares, bonds and warrants, the holders of registered certificates issued with the cooperation of the company, the directors and any auditor(s), in a letter sent by registered post or by any other means of communication, on the condition, in the latter case, that the addressees have agreed individually, expressly and in writing to receive the notice by an alternative means of communication.

Convocation notices are deemed to be given as soon as they are sent.

c) The agenda must contain the items to be discussed and the proposals for resolutions.

d) Any person may waive this notice and shall in any case be considered as having been invited correctly if he attends the meeting or is represented there.

ARTICLE 27: Admission to general meetings—representation

a) The right to attend the general meetings and to exercise the voting right is determined by the registration of the ownership of the shares in the name of the shareholder on the third (3rd) business day prior to the date of the scheduled meeting by their registration in the company’s shareholders’ register.

The board of directors may make participation in the general meetings dependent on a requirement of notification by the shareholder to the company, or to the person appointed for this purpose by the company, on a date to be determined by the board of directors before the date of the scheduled meeting, that he intends to attend the meeting, stating the number of shares the shareholder wishes to participate with, in which case this notification must be made as defined in the convocation notice.

b) Any shareholder who has voting rights may either attend the meeting in person or be represented by a proxy, who may or may not be a shareholder.

The power of attorney must be given in writing in the manner specified in the convocation notice.

The company has to receive the power of attorney no later than on the date determined by the Board of Directors as stated in the convocation notice.

c) Before attending the meeting, the shareholders or their proxy holders must sign the attendance list, stating (i) the identity of the shareholder, (ii) if applicable, the identity of the proxy holder, and (iii) the number of shares they represent.

d) The holders of profit-sharing certificates, non-voting shares, bonds, warrants, or other securities issued by the company may attend the general meeting of shareholders insofar as the law grants them this right and, as applicable, the right to participate in the vote. If they wish to attend, they shall be bound by the same formalities of admission, access, form and notification for proxies as those imposed on the shareholders.

ARTICLE 28: Chairman—Committee

Each general meeting is presided by the chairman of the Board of Directors or, in his absence, by the vice-chairman (if one has been appointed) or by the oldest member of the Board of Directors.

The chairman shall appoint a secretary and vote counter, who does not have to be a shareholder. Both roles may be performed by one person. The chairman, secretary and vote counter shall together constitute the Committee.

The chairman may form the Committee before opening the session and this Committee may verify the powers of the participants before the opening of the session.

ARTICLE 29: Procedure of the meeting

a) The deliberation and voting shall take place under the supervision of the chairman. The directors and any auditor(s) shall answer questions raised by the shareholders during the meeting or in writing in relation to their annual report or the agenda items, insofar as the communication of data or facts is not likely to be detrimental to the company’s business interests or to the confidentiality to which the company or its directors are bound.

As soon as the convocation notice has been published, the shareholders may ask the abovementioned questions in writing, provided that these shareholders meet the conditions to be admitted to the meeting and that they have submitted their questions to the company at the latest on the third (3rd) business day prior to the date of the scheduled meeting as specified in the convocation notice.

b) During the session, the Board of Directors has the right to postpone each general shareholders’ meeting by three weeks. This adjournment shall not affect the other decisions that have been made, unless the general meeting decides otherwise. At the next meeting, the items on the agenda of the first meeting at which no final decision was made, will be discussed.

c) The general meeting may not validly deliberate or decide on items which at are not included in the announced agenda or are not implicitly included therein. Items not included in the agenda may only be discussed at a meeting at which all shareholders are present or represented and on the condition that the decision is made unanimously. The required consent will be assumed if no objection is recorded in the minutes of the meeting.

ARTICLE 30: Voting rights

a) Every voting share is entitled to one vote.

b) If one or more shares belong to several persons or to a legal person with a collegiate body of representation, the exercise of the rights attached thereto vis-à-vis the company may be exercised only by a single person designated for this purpose by all the persons entitled thereto in writing. Until this person is appointed, all rights attached to the shares shall remain suspended.

c) If a share is encumbered with a usufruct, the exercise of the voting right attached to that share shall be exercised by the usufructuary, unless otherwise agreed.

d) The voting rights attached to shares pledged as a security shall be exercised by the owner-pledger.

ARTICLE 31: Decision-making process

a) The ordinary and extraordinary general meetings may validly deliberate and decide regardless of the number of shares present or represented. Decisions shall be made by a simple majority of votes. Abstentions or blank votes and invalid votes are ignored in the calculation of the majority. In the case of a tie, the proposal is rejected.

b) The extraordinary general meeting must be held before a notary public, who will draw up an authentic report. The general meeting may only validly deliberate and decide on an amendment to the articles of association if the persons participating in the meeting represent at least half of the share capital. If the abovementioned quorum is not reached, a new meeting must be convened in accordance with article 558 of the Belgian Company Code; the second meeting may validly deliberate and decide, regardless of the part of the capital present or represented.

Any amendment to the articles of association shall only be adopted if it has received three quarters of the votes attached to the shares present or represented. For the calculation of the required majority, the votes of abstainers, blank votes and invalid votes shall be counted as votes against.

c) Minutes shall be drawn up for each general meeting, and the attendance list and any reports and proxies shall be attached thereto.

The minutes of the general meeting of shareholders are signed by the members of the Committee and by the shareholders requesting them.

Copies and extracts shall be signed by two directors or by one managing director.

d) The shareholders can make all decisions that fall within the competence of the general meeting by unanimous vote and in writing, with the exception of decisions that must be executed by an authentic deed. The holders of bonds, warrants or certificates as defined in Article 537 of the Belgian Company Code may take note of these decisions.

7. Inventory—financial statements—reserve—appropriation of profits.

ARTICLE 32: Financial year—financial statements—annual report

a) The financial year of the company shall commence on one January and end on thirty one December of the same calendar year.

At the end of each financial year, the accounts and records are closed and the Board of Directors draws up the inventory and the financial statements, in accordance with the relevant legal requirements.

The directors also draw up an annual report, if applicable, in which they justify their policies.

b) Fifteen days before the ordinary general meeting, which shall meet within six months of the end of the financial year, the shareholders may examine the annual accounts and other documents mentioned in the Belgian Company Code at the company’s registered office.

c) Following approval of the financial statements, the general meeting shall decide by separate vote on granting discharge to the directors and auditors.

ARTICLE 33: Appropriation of profits—Reserve

The positive balance of the profit and loss account shall constitute the profits of the company.

Of these profits, at least one twentieth is deducted in advance to constitute the legal reserve until it amounts to one tenth of the share capital.

The general meeting shall decide freely on the further allocation of the balance of the profits by simple majority vote on a proposal from the Board of Directors.

In accordance with Article 615 of the Belgian Company Code, the general meeting of shareholders may decide to allocate all or part of this balance to the redemption of the capital by redeeming the shares drawn by lot at par.

No distribution may be made if, as of the closing date of the previous financial year, the net assets of the company, as reported in the financial statements, have fallen or would fall as a result of the distribution below the highest amount of the paid-up capital or the called capital, plus any reserves which may not be distributed based on a legal provision or on the Articles of Association, and Article 617 of the Company Code must be applied in this case.

ARTICLE 34: Payment of dividends—interim dividends

a) The Board of Directors shall determine the place, time and manner in which dividends are paid.

b) The Board of Directors has the authority to pay interim dividends on the profits of the financial year. Such a payment may be made only on the basis of the profit of the current financial year, after deducting, as appropriate, the loss carried forward or after adding the profit carried forward, without deduction from the reserves constituted and taking into account the reserves which have to be constituted pursuant to any legal or statutory provision. The provisions of Article 618 of the Belgian Company Code shall continue to apply.

8. Dissolution—liquidation

ARTICLE 35: Dissolution

The voluntary dissolution of the company may only be decided upon by an extraordinary general meeting of shareholders, in compliance with the relevant legal requirements.

After its dissolution, the company shall continue to exist as a legal entity until the closure of its liquidation.

ARTICLE 36: Appointment and powers of the liquidators

a) If no liquidators have been appointed, the directors who are in office at the time of the dissolution shall be the liquidators, by operation of the law.

b) If a legal person is appointed as a liquidator, the natural person representing the liquidator in the liquidation must be specified in the appointment decision. Any change to this appointment must be published in the Annex to the Belgian Official Gazette.

c) The liquidators shall not assume their office before the Commercial Court has confirmed their appointment following the decision of the general meeting, in accordance with the provisions of the Belgian Company Code.

d) The general meeting of the dissolved company may appoint and dismiss one or more liquidators at any time and by a simple majority vote. It shall decide whether the liquidators, if there are several, shall represent the company alone, jointly or as a body.

ARTICLE 37: Powers of the liquidators

a) The liquidators are authorized to carry out all the transactions referred to in articles 186, 187 and 188 of the Belgian Company Code without requiring prior authorization from the general meeting, unless the general meeting decides otherwise by simple majority vote.

b) In the seventh and thirteenth month after the start of the liquidation, the liquidators shall submit a detailed statement of the status of the liquidation, drawn up at the end of the sixth and twelfth month of the first year of liquidation, to the registrar’s office of the commercial court, in accordance with the provisions of the Belgian Company Code. As from the second year of liquidation, the detailed statement must be submitted only once every year.

c) Each year, the liquidators shall submit the results of the liquidation to the company’s annual general meeting, stating the reasons why the liquidation could not be completed. They will also prepare the financial statements every year.

d) The financial statements shall be published in accordance with the relevant legal provisions.

ARTICLE 38: Liquidation method

After payment of all debts, charges and costs of the liquidation or after consignment of the necessary funds, the liquidators shall distribute the net assets in cash or in securities among the shareholders in proportion to the number of shares they own.

9. General provision

ARTICLE 39: Election of domicile:

The directors, auditors and liquidators whose domicile is unknown shall be deemed to have elected their domicile at the registered office of the company, where all summons, writs and notices relating to the affairs of the company may be served.

ARTICLE 40: Applicable law

The provisions of the Belgian Company Code and other provisions of Belgian law shall apply to any matters which are not expressly specified in these articles of association, or to the legal provisions from which these articles of association do not include a valid derogation.

Certified as a true restated text of the articles of association.